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                                                                  EXHIBIT (a)(5)

NEWS RELEASE

FOR INFORMATION CONTACT:
Ross C. Roadman
SVP, Strategic Planning and Investor Relations
American Retirement Corporation
800-663-0766 (TOLL FREE)

                                                        FOR IMMEDIATE RELEASE
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                                                        August 14, 2002

AMERICAN RETIREMENT CORPORATION ANNOUNCES $125.0 MILLION OF FINANCING TRANSACTIONS AND CONCURRENT EXCHANGE OFFER FOR ITS 5 3/4% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2002

NASHVILLE, TN -- American Retirement Corporation (NYSE: ACR), a leading national provider of senior living housing and care today announced an update of its Refinancing Plan, which includes $125.0 million of financing transactions with Health Care Property Investors, Inc., and a concurrent exchange offer for the Company's outstanding 5 3/4% Convertible Subordinated Debentures Due 2002.

THE REFINANCING PLAN UPDATE

As previously announced, the Company developed a Refinancing Plan during 2001 to address approximately $371.7 million of debt scheduled to mature during 2002, including $238.8 million of mortgage debt and $132.9 million principal amount of the Company's 5 3/4% Convertible Subordinated Debentures Due 2002 ("Old Convertible Debentures"). Pursuant to the Refinancing Plan, the Company has consummated sale lease-back transactions relating to 16 communities and various other refinancing and capital raising transactions since November 2001, which generated gross proceeds of approximately $362.0 million. The Company used approximately $327.2 million of the proceeds from these transactions to repay related debt and transaction-related reserves and escrows, and used the remaining $34.8 million of proceeds for working capital and to pay transaction costs associated with its Refinancing Plan. As a result of the Refinancing Plan, the Company has extended the maturity of substantially all of its debt arrangements, other than the Old Convertible Debentures, to January 2004 or later.

TRANSACTIONS WITH HEALTH CARE PROPERTY INVESTORS, INC. ("HCPI")

The Company today entered into a binding loan agreement with HCPI pursuant to which HCPI has agreed to loan one of the Company's subsidiaries $112.75 million (the "HCPI Loan"). The Company also entered into a binding securities purchase agreement with HCPI under which HCPI has agreed to make a $12.25 million minority investment in certain of the Company's subsidiaries (the "HCPI Equity Investment"). The Company anticipates that these transactions will generate approximately $120.0 million of net proceeds.

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-       HCPI LOAN - $112.75 million 5-year interest-only loan with a stated
        interest rate of 19.5%, of which 9.0% will be payable in cash, with the cash pay rate increasing by 55 basis points per year starting April, 2004. The remaining interest will accrue and be due, along with the principal balance, in full at maturity on October 1, 2007. The loan may be prepaid at anytime after the third year. The HCPI Loan will be non-recourse and will be secured primarily by a first-priority security interest in the Company's 90.2% ownership interests in the Company's real estate holding subsidiaries relating to nine communities that are operated by other subsidiaries in which HCPI will have no interest. Since the HCPI Loan is non-recourse, even if the borrower subsidiary defaults or fails to repay the loan at maturity, the operating subsidiaries will continue to operate these communities under a long-term operating lease, which has an initial term of 15 years, commencing at the date of funding of the loan, and two ten-year extension options exercisable at the Company's election.

- HCPI EQUITY INVESTMENT - $12.25 million direct equity investment representing a 9.8% interest in the real estate holding subsidiaries that own the nine communities referenced above. HCPI will receive 9.0% annual preferred distributions as well as a share of residual cashflows of these subsidiaries. The Company may repurchase HCPI's interests for one year beginning four years after closing at a formula price, which is based upon the fair market value of the communities at the time of repurchase, but is subject to a floor. If not repurchased by the end of the fifth year, HCPI will have the option to acquire the Company's 90.2% interest in the real estate holding subsidiaries under the same fair market value formula.

The HCPI transactions represent the culmination of a series of discussions and negotiations between HCPI and the Company. In March of this year, the Company entered into a non-binding commitment letter with HCPI relating to a proposed financing transaction. Subsequently, HCPI modified the terms of the original transaction to address its concerns relating to the Company's liquidity position in light of an increasingly difficult operating environment, weaker than anticipated operating results to date, and higher than previously anticipated debt repayments required by certain of the Company's senior lenders. As a consequence, HCPI amended its commitment letter to require higher minimum liquidity balances as a condition to closing and to add certain other closing conditions. Since the Company does not have any other practical alternatives to raise additional capital to satisfy HCPI's increased liquidity requirements, HCPI further amended its commitment letter to require that the Company complete an exchange offer (the "Exchange Offer") on the terms described below and receive the valid tender of at least 75% of the outstanding principal amount of the Old Convertible Debentures. In addition, HCPI's obligation to make the HCPI Loan and the HCPI Equity Investment will expire on September 30, 2002 and is subject to customary and usual conditions and numerous other conditions and requirements.

Cohen & Steers Capital Advisors, LLC acted as financial advisor to the Company in connection with certain financing transactions under the Refinancing Plan, including the HCPI Loan and the HCPI Equity Investment transactions.


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THE EXCHANGE OFFER

The Exchange Offer for the Company's Old Convertible Debentures is exempt from the registration requirements of the Securities Act of 1933 and was commenced today. Set forth below is a summary of the Exchange Offer.

        - For every $1,000 principal amount of Old Convertible Debentures tendered in the Exchange Offer, exchanging holders will receive:

                (1) $839.00 principal amount of Series A Senior Subordinated Notes Due September 30, 2002 (the "Series A Notes");

                (2) $190.00 principal amount of Series B Senior Subordinated Notes Due September 30, 2009 (the "Series B Notes"); and

                (3) 13 warrants (the "Warrants"), each to purchase one share of the Company's Common Stock at an exercise price of $3.50 per share and with an expiration date of September 30, 2009.

        - The Exchange Offer is limited to a maximum of $126.0 million principal amount of the Old Convertible Debentures and is not subject to any minimum tender. Although, the HCPI transactions are conditioned upon the tender of at least 75% of the Old Convertible Debentures, the Company intends to accept all properly tendered Old Convertible Debentures whether or not the HCPI transactions are consummated.

        - The new Series A Notes and Series B Notes will be senior to any remaining Old Convertible Debentures, but will be subordinated to all other indebtedness of the Company.

        - The Series A Notes issued in the Exchange Offer will bear interest at the rate of 5 3/4% per annum from the date of issuance, payable at maturity on September 30, 2002.

        - The Series B Notes issued in the Exchange Offer will bear interest at a rate of 10% per annum. The Company has the option to pay up to 2% interest on the Series B Notes per year through the issuance of additional Series B Notes rather than in cash. The Series B Notes are payable semiannually on April 1 and October 1 of each year, commencing on April 1, 2003 up to and including their maturity date of September 30, 2009. The Company will have the option to redeem, in whole or in part, at any time, the Series B Notes at a redemption price equal to 100% of the principal amount, together with interest accrued up to the date of such redemption.

        - Assuming $126.0 million principal amount of the Old Convertible Debentures are tendered in the Exchange Offer, the Company will issue $105.7 million in principal amount of Series A Notes, $23.9 million in principal amount of Series B Notes and Warrants to purchase 1,638,000 shares of Common Stock.



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The proceeds from the HCPI transactions will be used to first repay the Series A
Notes in full, and thereafter any remaining Old Convertible Debentures, together with accrued interest.

"The HCPI transactions and the Exchange Offer represent the final phase of our Refinancing Plan. We have been diligently working over the past 18 months with a wide universe of potential financing sources in an effort to identify the necessary capital to address our maturities as well as our responsibilities to our investors, creditors, employees and, most importantly, our residents. We believe the HCPI transactions represent the most attractive financing alternative available to us in light of the Company's current circumstances, and we are pleased to be associated with such a high quality real estate investment trust and long-term financing partner as HCPI. The Exchange Offer is a necessary, critical step for the Company to consummate the HCPI transactions as well as to address our current liquidity needs. Consequently, we urge all of our bondholders to participate in the Exchange Offer in order to ensure a positive outcome for the Company and all of its constituencies, including the bondholders themselves" said Bill Sheriff, Chairman and CEO. Documents describing the Exchange Offer in greater detail are being mailed to holders of the Old Convertible Debentures. Holders of Old Convertible Debentures who wish to participate in the Exchange Offer should contact the Company's information agent, D.F. King & Co., at 212-269-5550 (call collect) or 800-735-3591 (toll free), or Ross Roadman, the SVP, Strategic Planning and Investor Relations, or Todd Kaestner, the Executive Vice President, Corporate Development at 800-663-0766 (toll free). Exchanges will be effected by U.S Bank National Association, the exchange agent for the Exchange Offer.

The Company is making the Exchange Offer in reliance on Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Offer is exempt from the registration requirements of the Securities Act. The Company will not pay or give, directly or indirectly, any commission or remuneration to any broker, dealer, salesperson, agent or other person for soliciting tenders in the Exchange Offer.

A SCHEDULE TO DESCRIBING THE EXCHANGE OFFER HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO EXCHANGE OR A SOLICITATION OF AN OFFER TO EXCHANGE THE OLD CONVERTIBLE DEBENTURES FOR SERIES A NOTES, SERIES B NOTES AND/OR WARRANTS. THE EXCHANGE OFFER IS BEING MADE SOLELY PURSUANT TO THE OFFERING MEMORANDUM AND RELATED LETTER OF TRANSMITTAL ATTACHED TO SUCH SCHEDULE TO. INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ BOTH THE OFFERING MEMORANDUM AND THE RELATED LETTER OF TRANSMITTAL REGARDING THE EXCHANGE OFFER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

AMERICAN RETIREMENT CORPORATION

The Company offers a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. The Company currently operates 65 senior living communities in 14 states with an aggregate capacity for approximately 14,400 residents. The Company's strategy is to develop senior living networks in major metropolitan regions. These networks are comprised of large continuing care retirement communities and free-standing assisted living residences located in the same markets.


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HEALTH CARE PROPERTY INVESTORS, INC.

Health Care Property Investors, Inc. (NYSE:HCP) is a self-administered equity real estate investment trust (REIT) that invests directly or through joint ventures in health care facilities. The Company's investment portfolio, as of June 30, 2002, consists of 432 facilities in 42 states. The Company's investments include 181 long-term care facilities, 89 congregate care and assisted living facilities, 84 medical office buildings, 37 physician group practice clinics, 21 acute-care hospitals, nine freestanding rehabilitation facilities, six health care laboratory and biotech research facilities, and five continuing care retirement facilities. The Company commenced operations in 1985 and is headquartered in Newport Beach, CA. For more information on Health Care Property Investors, Inc., visit the Company's web site at www.hcpi.com.

SAFE HARBOR STATEMENT

Statements contained in this press release and statements made by or on behalf of American Retirement Corporation relating hereto may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management including, but not limited to, all statements concerning the Company's expectations regarding the HCPI transactions, the Exchange Offer and the Refinancing Plan. These forward-looking statements may be affected by certain risks and uncertainties, including, without limitation, (i) the possibility that the Company will be unable to consummate the Exchange Offer on the terms required by HCPI, (ii) the possibility that the Company will be unable to satisfy the other conditions to the HCPI Loan Agreement or the HCPI Equity Investment Agreement or that such agreements may be amended or modified, or that the Company will be unable to obtain the HCPI Loan or HCPI Equity Investment,
(iii) the possibility of future defaults under the Company's debt and lease agreements (including the Old Convertible Debentures), (iv) the risks associated with the Company's financial condition and the fact that the Company is highly leveraged, (v) the risk that the Company will be unable to reduce the operating losses at its Free-standing assisted living communities or increase its cash flow or generate expected levels of cash, (vi) the risks associated with the adverse market conditions for the senior living industry, (vii) the risk that the Company will be unable to obtain liability insurance in the future or that the costs associated with such insurance (including the costs of deductibles) will be prohibitive, and (viii) the likelihood of further and tighter governmental regulation, as well as the risk factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 under the caption "Risk Factors" and in the Company's other filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


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Holders of the Old Convertible Debentures are urged to read the offering memorandum and related letter of transmittal relating to the Exchange Offer because they contain important information. Holders and other interested parties should also be aware that the HCPI transactions are described in greater detail in the Company's recent filings with the Securities and Exchange Commission. These filings, along with the Company's other filings, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statement, can be obtained, free of charge, from the Securities and Exchange Commission's website at http://www.sec.gov. In addition, these documents can be obtained by shareholders from the Company, at no cost, by writing to or calling American Retirement Corporation, 111 Westwood Place, Suite 200, Brentwood, Tennessee 37027, Attention: Ross Roadman/Todd Kaestner (800) 663-0766.









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